a:\Form4\4RT0298.doc

                U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

___    Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

1.  Name and Address of Reporting Person       Tuberosa, Rick
                                               6507 King Palm Way
                                               Apollo Beach, FL
                                               33572

2.  Issuer Name and Ticker or Trading          Network Systems
Symbol                                         International,
                                               Inc. (NESI)

3.  IRS Number of Reporting Person, if an      ###-##-####
Entity (Voluntary)

4.  Statement for Month/Year:                  January, 1998

5.  If Amendment, Date of Original             N/A

6.  Relationship of Reporting Person to        Director
Issuer     (Check all applicable)

7.  Individual or Joint/Group Filing           _x__ Form filed by
(Check applicable line)                        one Reporting
                                               Person
                                               ___ Form filed by
                                               more than one
                                               Reporting
                                                Person.

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                         Common Stock

2.  Transaction Date  (Month/Day/Year)        January 20, 1998
3. Transaction Code  (Instr. 8)               Code:   S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       2,900
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $7.3125

2.  Transaction Date  (Month/Day/Year)        January 28, 1998
3. Transaction Code  (Instr. 8)               Code:   S
                                              V:
4.  Securities Acquired (A) or Disposed of    Amt:       5,725
    (D)
                                              (A) or     D
                                              (D)
                                              Price:     $7.8125

5.  Amount of Securities Beneficially Owned
    at end of month                           *  47,625

6.  Ownership form:  Direct (D) or Indirect   I
    (I)

7.  Nature of Indirect Beneficial             Mr. Tuberosa is
Ownership:                                    owner - operator
                                              and majority
                                              shareholder of
                                              Palm State
                                              Equities, Inc. and
                                              holds the stock as
                                              beneficial owner
                                              of such shares.

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security                                N/A

2.  Conversion or Exercise Price of Derivative
Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code                            Code:

                                                V:

5.  Number of Derivative Securities Acquired    (A)
(A)
 or Disposed of (D)
                                                (D)

6.  Date Exercisable and Expiration Date        Date
   (Month/Day/Year)                             Exercisable

                                                Expiration
                                                Date
7.  Title and Amount of Underlying Securities   Title

                                                Amount or
                                                Number of
                                                Shares

8.  Price of Derivative Security:

9.  Number of Derivative Securities
Beneficially Owned at End of Month:

10.  Ownership Form of Derivative Security:
Direct (D) or Indirect (I)

11.  Nature of Indirect Beneficial Ownership

* Amount of shares beneficially owned and listed in Table I reflects an additional 11,250 shares of common stock pursuant to 5/4 stock split to shareholders of record on January 16, 1998.


/s/ Rick Tuberosa
Signature of Reporting Person

Date:   02/03/98